Exhibit (10)O

EXECUTION VERSION

Published CUSIP Numbers: Deal: 87613JAE4 Revolver: 87613JAF1

FIVE-YEAR CREDIT AGREEMENT

dated as of

October 5, 2016

among

TARGET CORPORATION,
as Borrower

THE BANKS LISTED HEREIN,

THE CO-DOCUMENTATION AGENTS LISTED HEREIN,

BANK OF AMERICA, N.A.,
as Administrative Agent

CITIBANK, N.A.,
as Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.,
J. P. MORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Managers

i

FIVE-YEAR CREDIT AGREEMENT
THIS FIVE-YEAR CREDIT AGREEMENT, dated as of October 5, 2016, is among TARGET CORPORATION, a Minnesota corporation, the BANKS listed on the signature pages hereof, the CO-DOCUMENTATION AGENTS and SYNDICATION AGENT listed herein and BANK OF AMERICA, N.A., as Administrative Agent.
The Borrower has requested that the Banks provide a revolving credit facility, and the Banks are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01 Definitions. The following terms, as used herein, have the following meanings:
“Accounts Receivable” means those amounts due to a Person that would be categorized as “accounts receivable” in accordance with generally accepted accounting principles.
“Added Bank” has the meaning set forth in Section 2.16 (a).
“Additional Commitment Bank” has the meaning set forth in Section 2.17(d)
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.
“Agent” means Bank of America, N.A. in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
“Agreement” means this Five-Year Credit Agreement as the same may be amended or restated from time to time in accordance with the terms hereof.
“Anniversary Date” has the meaning set forth in Section 2.17(a).
“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.
“Applicable Margin” has the meaning set forth in Section 2.06(d).
“Approved Fund” means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is administered or managed by

(x) a Bank, (y) an affiliate of a Bank or (z) an entity or an affiliate of an entity that administers or manages a Bank.
“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and U.S. Bank National Association, each in its capacity as a joint lead arranger hereunder, and their successors in such capacity.
“Assignee” has the meaning set forth in Section 9.06(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the London Interbank Offered Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.
“Benefited Bank” has the meaning set forth in Section 9.04.
“Borrower” means Target Corporation, a Minnesota corporation, and its successors.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Euro-Dollar Loans, having the same Interest Period made by each of the Banks pursuant to Section 2.02. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a

Borrowing comprised of Base Rate Loans, and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans.
“Capital Lease Obligations” means all obligations of a Person as lessee which are capitalized in accordance with generally accepted accounting principles.
“Change of Control” has the meaning set forth in Section 2.15.
“Co-Documentation Agents” means the banks listed on the signature pages hereto, in their capacity as co-documentation agents of the credit facility hereunder.
“Commitment” means, with respect to each Bank, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the name of such Bank on the signature pages hereof or pursuant to any Assignment and Assumption Agreement, as such amount may be reduced from time to time pursuant to Section 2.08 or 2.17, or may be increased at any time pursuant to Section 2.16, the aggregate amount of which at the Effective Date is $2,500,000,000.
“Consolidated Rental Expense” means, for any period, the aggregate amount, determined on a consolidated basis, of rental expense of the Borrower and its Consolidated Subsidiaries accrued during such period, but excluding any unusual non-cash adjustments to rental expenses of the Borrower and its Consolidated Subsidiaries related to prior periods.
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
“Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to January 30, 2016 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.
“Convertible Preferred Stock” means all preferred stock of the Borrower that is convertible into a fixed number of shares of common stock of the Borrower at the option of the holder.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) any obligation of the types described in the foregoing clauses (i)-(iv) that is secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, and (vi) any obligation of the types described in the foregoing clauses (i)-(v) that is Guaranteed by such Person.
“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debt Rating” means a rating of the Borrower’s long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If a Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Bank” means, subject to Section 2.18(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Domestic Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Bank any other amount required to be paid by it hereunder within two Domestic Business Days of the date when due, (b) has notified the Borrower or the Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Domestic Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.18(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Bank promptly following such determination.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.
“Euro-Dollar Loan” means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.
“Event of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.
“Existing Five-Year Agreement” means the Five-Year Credit Agreement dated as of October 14, 2011, among the Borrower, the banks listed therein, the senior managing agents, managing agents, co-agents, co-documentation agents and syndication agent listed therein, and Bank of America, N.A., as administrative agent, as the same may be amended or restated from time to time.
“Existing Termination Date” has the meaning set forth in Section 2.17(a).
“Extending Bank” has the meaning set forth in Section 2.17(e).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay, or advance or supply funds for the purchase or payment of, such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“HMT” has the meaning set forth in the definition of “Sanctions”.
“Increased Commitment Date” has the meaning set forth in Section 2.16(b).
“Increasing Bank” has the meaning set forth in Section 2.16(a).
“Intercompany Debt” means Debt owed by the Borrower and/or one or more of its Subsidiaries or any trust the beneficiary of which is controlled by the Borrower to the Borrower and/or one or more of its Subsidiaries or any trust the beneficiary of which is controlled by the Borrower.
“Interest Payment Date” means, (a) as to any Euro-Dollar Loan, the last day of each Interest Period applicable to such Loan, the date of prepayment of such Loan and the Termination Date; provided, however, that if any Interest Period for a Euro-Dollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Termination Date or the date that all outstanding principal amounts hereunder are paid in full and all Commitments are terminated.
“Interest Period” means with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:
(a)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
(b)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and
(c)    any Interest Period commencing prior to the Termination Date which would otherwise end after the Termination Date shall end on the Termination Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.
“Level I Status” exists at any date if at such date, the Borrower is at Level I in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level II Status” exists at any date if at such date the Borrower is at Level II in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level III Status” exists at any date if at such date the Borrower is at Level III in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level IV Status” exists at any date if at such date the Borrower is at Level IV in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level V Status” exists at any date if, at such date the Borrower is at Level V in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor under any conditional sale agreement or other title retention agreement relating to such asset, but excluding any asset held under a bona fide consignment arrangement. For the purpose of clarity, the term “Lien” shall exclude any encumbrance arising under or in respect of a lease.
“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Base Loans or Euro-Dollar Loans or any combination of the foregoing.
“Loan Documents” has the meaning ascribed thereto in Section 9.02.
“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Material Debt” means Debt (other than (i) Debt incurred hereunder and (ii) Intercompany Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $150,000,000.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Extending Bank” has the meaning set forth in Section 2.17(b).
“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans and “Note” means any one of such promissory notes issued hereunder.
“Notice Date” has the meaning set forth in Section 2.17(a).
“Notice of Borrowing” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Euro-Dollar Loans, pursuant to Section 2.02, which in either case shall be substantially in the form of Exhibit G or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Parent” means, with respect to any Bank, any Person controlling such Bank.
“Participant” has the meaning set forth in Section 9.06(b).
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

 “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” has the meaning set forth in the last paragraph of Section 5.01.
“Posting Website” has the meaning set forth in Section 9.01.
“Rating Agency” means S&P or Moody’s.
“Registered Public Accounting Firm” has the meaning specified in the federal securities laws.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Request Period” has the meaning set forth in Section 2.17(a).
“Required Banks” means at any time Banks having in the aggregate more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, Banks holding in the aggregate more than 50% of the aggregate unpaid principal amount of the Loans; provided that the Commitment of, and the portion of the aggregate unpaid principal amount of the Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Response Deadline” has the meaning set forth in Section 2.17(b).
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01 or as described below, the secretary or any assistant secretary of the Borrower, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Agent, Borrower will provide an incumbency certificate as to the authority of any Responsible Officer executing any document delivered under this Agreement.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Significant Subsidiary” means a “Significant Subsidiary” of the Borrower, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission.
“Status” means, at any date, whichever of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at such date.
“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent of the credit facility hereunder.
“Termination Date” means the later of (a) October 5, 2021 or (b) if the term of this Agreement is extended pursuant to Section 2.17, such extended termination date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Domestic Business Day, the next preceding Domestic Business Day; provided further that with respect to any Non-Extending Bank, the Termination Date of such Non-Extending Bank’s Commitment shall be the Existing Termination Date notwithstanding the extension of Commitments by any other Bank pursuant to Section 2.17.
“Total Capitalization” means, at any date, the sum (without duplication) of (i) the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries plus (ii) the net amount of Convertible Preferred Stock as reflected in the consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries plus (iii) Total Finance Liabilities, all determined as of such date.
“Total Finance Liabilities” means, at any date, the sum of (i) all Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date, plus (ii) an amount equal to (a) the Consolidated Rental Expense for the period of four consecutive fiscal quarters of the Borrower ending on such date times (b) eight.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Euro-Dollar Loan.

“Voting Stock” means capital stock of any class or classes (however designated) having voting power for the election of directors of the Borrower, other than stock having such power only by reason of the happening of a contingency.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred with by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (provided that for the purpose of calculating covenant compliance under Article 5, the effect of FASB ASC Topic 815 shall not be applied); provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect for purposes of this Agreement immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Without limiting the foregoing, leases shall continue to be classified and treated on a basis consistent with that reflected in the Borrower’s audited financial statements for the fiscal year ended January 30, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
ARTICLE 2.
THE CREDITS
Section 2.01 Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time after the Effective Date and prior to the Termination Date in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing of Loans under this Section shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Termination Date under this Section.
Section 2.02 Borrowings; Continuations and Conversions of Loans.
(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to another, and each continuation of Euro-Dollar Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Agent not later than (x) 1:00 P.M. (New York City time) on the date of each Base Rate Borrowing, and (y) 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, continuation of a Euro-Dollar Borrowing or conversion of a Euro-Dollar Borrowing to a Base Rate Borrowing or conversion of a Base Rate Borrowing to a Euro-Dollar Borrowing. Each Borrowing of, conversion to or continuation of Loans shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)). Each Borrowing shall specify (A)  whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Domestic Business Day or a Euro-Dollar Business Day, as applicable), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the requested Loans will be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation of any Euro-Dollar Loans, then the applicable Loans shall be converted to, Euro-Dollar Loans having an Interest Period of one (1) month. Any such automatic conversion to Euro-Dollar Loans having an Interest Period of one (1) month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Euro-Dollar Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Euro-Dollar Loans in any Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Euro-Dollar Loans. Except as otherwise provided herein, a Euro-Dollar Loan may be continued or converted only on the last day of an Interest Period for such Euro-Dollar Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Euro-Dollar Loans without the consent of the Required Banks, and the Required Banks may demand that any or all of the outstanding Euro-Dollar Loans be converted immediately to Base Rate Loans.
(c)    Notice of Interest Rates. The Agent shall promptly notify the Borrower and the Banks of the interest rate applicable to any Interest Period for Euro-Dollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Banks of any change in Bank of America’s “prime rate’ used in determining the Base Rate promptly following the public announcement of such change.
(d)    Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.
(e)    Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Bank.
Section 2.03 Notice to Banks; Funding of Loans.
(a)    Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the

Agent shall notify each Bank of the details of any automatic conversion to Euro-Dollar Loans having an Interest Period of one (1) month described in Section 2.02(a).
(b)    Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section 2.03) make available its share of such Borrowing, in immediately available funds, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address.
(c)    Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate or the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make available its share of any Borrowing shall not relieve any other Bank of its corresponding obligation to do so on the date when due, and no Bank shall be responsible for the failure of any other Bank to so make its share available.
Section 2.04 Reserved.
Section 2.05 Repayment of Loans. The Borrower shall repay to the Banks on the Termination Date the aggregate principal amount of all Loans outstanding on such date, together with interest accrued thereon.

Section 2.06    Interest Rates.
(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Base Rate for such day. Such interest shall be payable in arrears on each Interest Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)    Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate for such Interest Period. Such interest shall be payable in arrears on each Interest Payment Date.
The “London Interbank Offered Rate” means, for (a) for any Interest Period with respect to a Euro-Dollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent and is recognized by the market as a comparable or successor rate, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Euro-Dollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) for any interest calculation with respect to a Base Rate Loan, on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Euro-Dollar Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day; provided that: (i) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the London Interbank Offered Rate shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement.

(c)    Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Loan and (ii) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate as of such day applicable to such Loan amount for a presumed one-month Interest Period (or if such amount due remains unpaid more than three Euro-Dollar Business Days, then for a presumed six-month Interest Period), or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.
(d)    The “Applicable Margin” with respect to any Euro-Dollar Loan, or Base Rate Loan at any date is the applicable percentage amount set forth below in the applicable column, which shall be (i) determined based upon the Debt Rating as specified below and (ii) applicable to all Euro-Dollar Loans, and Base Rate Loans existing on and after the first date a specific Debt Rating is effective (the “Debt Rating Date”) and continuing until, but not including, the immediate next Debt Rating Date:

Level	Debt Rating	Applicable Margin for Euro-Dollar Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to AA- by S&P or Aa3 by Moody’s	0.5750%	0.000%
II	A+ by S&P or A1 by Moody’s	0.690%	0.000%
III	A by S&P or A2 by Moody’s	0.805%	0.000%
IV	A- by S&P or A3 by Moody’s	0.910%	0.000%
V	Equal to or less than BBB+ by S&P or Baa1 by Moody’s	1.015%	0.015%

In the event that the Debt Ratings assigned by S&P and Moody’s differ, the Applicable Margin and the Facility Fee Rate referred to in Section 2.07 shall be determined by reference to the rating level having the higher Debt Rating unless such ratings are more than one level apart, in which case the rating level that is one tier below the higher of the two ratings shall determine the Applicable Margin and the Facility Fee Rate. The final Debt Rating level by which the Applicable Margin and the Facility Fee Rate are determined is referred to herein as a “Level”.
In the event that either S&P or Moody’s (but not both) shall not make a Debt Rating, the above calculations of the Applicable Margin and the Facility Fee Rate shall be made based on (i) the rating provided by S&P or Moody’s, whichever shall then maintain a current Debt Rating, and (ii) the Debt Rating provided by a nationally recognized securities rating agency selected by the Borrower and approved by the Agent, which shall be substituted for either S&P or Moody’s, as the case may be (the “Alternative Rating Agency”), and the Alternative Rating Agency’s equivalent rating levels shall be substituted for the Debt Rating levels of either S&P or Moody’s, whichever shall no longer then make the applicable Debt Rating.
Section 2.07 Facility Fees.
(a)    The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee at the Facility Fee Rate (as defined below). Such facility fee shall accrue from and including the date hereof to but excluding the Termination Date, on the daily aggregate amount of the Commitments (whether used or unused).
(b)    “Facility Fee Rate” means, at any date, a rate per annum equal to (i) 0.050%, if Level I Status exists at such date, (ii) 0.060%, if Level II Status exists at such date, (iii) 0.070%, if Level III Status exists at such date, (iv) 0.090%, if Level IV Status exists at such date, and (v) 0.110% if Level V Status exists at such date.
(c)    Accrued fees under this Section shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and upon the respective Termination Date for each Bank (and, if later, the date the Loans shall be repaid in their entirety).
Section 2.08 Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days’ notice to the Agent, (a) terminate the Commitments at any time, if no Loans are outstanding at such time, or (b) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.
Section 2.09 Mandatory Termination of Commitments. The Commitments of each Bank shall terminate on its respective Termination Date, and any Loans then outstanding to such Bank (together with accrued interest thereon) shall be due and payable on such date.
Section 2.10 Optional Prepayments.
(a)    The Borrower may, upon notice to the Agent pursuant to delivery to the Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, subject to Section 2.12; provided that, unless otherwise agreed by the Agent, (A) such notice must be received by the Agent not later than 12:00 noon (New York City time) (1) three (3) Euro-Dollar Business Days prior to any date of prepayment of Euro-Dollar Loans and (2) on the date of prepayment of Base Rate Loans; and (B) any prepayment of Loans shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such Notice of Loan Prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Euro-Dollar Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayment of principal of any Euro-Dollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.12. Subject to Section 2.18, each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.
(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
Section 2.11 General Provisions as to Payments.
(a)    The Borrower shall make each payment of principal of and interest on, the Loans and of fees hereunder, not later than 1:00 p.m. (New York City time) on the date when due, in immediately available funds, without set-off, deduction, recoupment or counterclaim, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day unless such Domestic Business Day occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.
(b)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.
Section 2.12 Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Sections 2.10, 2.15, Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a), or if any Bank shall be required to assign to any other Bank any portion of a Loan pursuant to Section 2.16(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
Section 2.13 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the London Interbank Offered Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the

Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14 Withholding Tax Exemption.
At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, (i) each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8 (including Form W-8BEN-E (or W-8BEN, if applicable), W-8ECI or W-8IMY, as applicable), and such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent, certifying that such Bank is entitled to receive payments under this Agreement and its Note, if applicable, without deduction or withholding of any United States federal income taxes or any United States federal withholding taxes under FATCA (defined below) and (ii) each Bank that is incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent executed copies of United States Internal Revenue Service Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax. Each Bank further undertakes to deliver to the Agent on behalf of the Borrower two additional copies of such form or other documentation (or a successor form or documentation) on or before the date that such form or documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form or documentation so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and its Notes, if applicable, without deduction or withholding of any United States federal income or backup withholding taxes or any United States federal withholding taxes under FATCA, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income or backup withholding tax or United States federal withholding taxes under FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Agent shall treat (and each Bank hereby authorizes the Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 2.15 Change of Control; Offer of Prepayment. (a) If a Change of Control shall occur (i) the Borrower will, within ten days after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three Domestic Business Days’ notice to the Borrower and the Agent, given not later than 60 days after receipt of such notice of Change of Control, terminate its Commitment, which shall thereupon be terminated, and declare all of the outstanding Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts (including, without limitation, amounts payable under Section 2.12) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For the purpose of this Section, a “Change of Control” shall occur if, during any period of 12 consecutive months, (I) a majority of the directors of the Borrower shall be Persons other than Persons (A) who were directors of the Borrower on the first day of such period, (B) whose election or nomination as a director of the Borrower was approved by individuals referred to in clause (A) constituting at the time of such election or nomination at least a majority of the Board of Directors, or (C) whose election or nomination as a director of the Borrower was approved by individuals referred to in clauses (A) or (B) above or this clause (C) constituting at the time of such election or nomination at least a majority of the Board of Directors or (II) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more in voting power of the outstanding Voting Stock.
(b)    If any event or condition shall occur under any agreement, indenture or instrument relating to any Material Debt (other than an event or condition arising due to the Borrower’s exercise of an optional right to prepay, redeem, purchase or defease), which event or condition has the effect of requiring an offer of prepayment, redemption, purchase or defeasance to be made to the holders of such Material Debt (a “Prepayment Offer”), (i) the Borrower will, within ten days after the first day that such event or condition occurs, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three Domestic Business Days’ notice to the Borrower and the Agent, given not later than 60 days after receipt of such notice of Prepayment Offer, terminate its Commitment, which shall thereupon be terminated, and declare all of the outstanding Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts (including, without limitation, amounts payable under Section 2.12) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 2.16 Increase in Combined Commitments.
(a)    The Borrower shall have the right, without the consent of the Banks, subject to the terms of this Section 2.16, to effectuate from time to time, at any time prior to the then effective Termination Date, an increase in the combined Commitments under this Agreement by adding to this Agreement one or more other banks or other financial institutions reasonably acceptable to the Agent and the Borrower and qualifying as an Assignee hereunder, who shall, upon completion of the requirements of this Section 2.16 constitute “Banks” hereunder (an “Added Bank”), or by allowing one or more Banks in their sole discretion to increase their respective Commitments hereunder (each an “Increasing Bank”), so that such added and increased Commitments shall equal the increase in Commitments effectuated pursuant to this Section 2.16; provided that (i) there shall not be any increased Commitment or any added Commitment, unless the aggregate increase or addition to be effected is at least $25,000,000, (ii) no increase in or added Commitments pursuant to this Section 2.16 shall result in combined Commitments exceeding $3,000,000,000, (iii) no Bank’s Commitment shall be increased under this Section 2.16 without the consent of such Bank, and (iv) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to such increased or added Commitment. The Borrower shall deliver or pay, as applicable, to the Agent not later than ten Domestic Business Days prior to any such increase in Commitments each of the following items with respect to each Added Bank and Increasing Bank:
(i)    a written notice of Borrower’s intention to increase the combined Commitments pursuant to this Section 2.16, which shall specify each Added Bank and Increasing Bank, if any, the changes in amounts of Commitments that will result, and such other information as is reasonably requested by the Agent;
(ii)    documents in the form of Exhibit B or Exhibit C, as may be required by the Agent, executed and delivered by each Added Bank and each Increasing Bank, pursuant to which it becomes a party hereto or increases its Commitment, as the case may be;
(iii)    if requested by the applicable Bank, Notes or replacement Notes, as the case may be, executed and delivered by Borrower; and
(iv)    a non-refundable processing fee of $3,500 with respect to each Added Bank or Increasing Bank for the sole account of the Agent.
(b)    Upon receipt of any notice referred to in clause (a)(i) above, the Agent shall promptly notify each Bank thereof. Upon execution and delivery of such documents and the payment of such fee (the “Increased Commitment Date”), each such Added Bank shall constitute a “Bank” for all purposes under this Agreement and related documents without any acknowledgment by or the consent of the other Banks, with a Commitment as specified in such documents, or such Bank’s Commitment shall increase as specified in such documents, as the case may be. Immediately upon the effectiveness of the addition of such Added Bank or the increase in the Commitment of such Increasing Bank under this Section 2.16, (i) the respective pro rata shares of the Banks shall be deemed modified as appropriate to correspond to such changed combined Commitments, and (ii) if there are at such time outstanding any Loans, each Bank whose pro rata share has been decreased as a result of the increase in the combined Commitments shall be deemed to have assigned, without recourse, to each Added Bank and Increasing Bank such portion of such Bank’s Loans as shall be necessary to effectuate such adjustment in pro rata shares. Each Increasing Bank and Added Bank (x) shall be deemed to have assumed such portion of such Loans and (y) shall fund to each other Bank on the Increased Commitment Date the amount of Loans assigned by it to such Bank. The Borrower agrees to pay to the Banks on demand any and all amounts to the extent payable pursuant to Section 2.12 as a result of any such prepayment of Loans occasioned by the foregoing increase in Commitments and the reallocation of the pro rata shares.
(c)    This section shall supercede any provisions in Section 9.06(b) to the contrary.

Section 2.17 Extension of Termination Date.
(a)    Requests for Extension. The Borrower may, by notice to the Agent, given not earlier than 60 days prior to each of the first and second anniversaries of the Effective Date hereof (each such anniversary being referred to herein as an “Anniversary Date” and each such 60 day period prior to an Anniversary Date being referred to herein as a “Request Period”), request that each Bank extend its Commitment beyond such Bank’s Termination Date then in effect (the “Existing Termination Date”) for an additional one-year period from the Existing Termination Date; provided that no more than one such request may be made during each Request Period. The Agent shall promptly notify each Bank of the Borrower’s request for such extension (the date such notice is given being referred to herein as the “Notice Date”).
(b)    Bank Elections to Extend. Each Bank, acting in its sole discretion, shall, by notice to the Agent given not later than 30 days following the Notice Date, advise the Agent whether or not such Bank agrees to such extension (each such Bank that determines not to so extend its Commitment being referred to as a “Non-Extending Bank”)). Any Bank that does not so advise the Agent on or before the 30th day following the Notice Date (the “Response Deadline”) shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension of the Termination Date shall not obligate any other Bank to so agree.
(c)    Notification by Agent. The Agent shall notify the Borrower of each Bank’s determination under this Section 2.17 no later than the 5th Domestic Business Day after the Response Deadline.
(d)    Additional Commitment Banks. The Borrower shall have the right on or before the related Anniversary Date to replace each Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more Assignees (each, an “Additional Commitment Bank”) as provided in Section 9.06, provided that each of such Additional Commitment Banks shall enter into an Assignment and Assumption Agreement pursuant to which such Additional Commitment Bank shall undertake a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed to so extend the Termination Date (each, an “Extending Bank”) and the additional Commitments of the Additional Commitment Banks shall be more than 51% of the aggregate amount of the Commitments in effect immediately prior to the related Anniversary Date, then, effective as of the related Anniversary Date (but subject to the prior satisfaction of the conditions set forth in clause (f) below), the Termination Date of this Agreement and the Termination Date with respect to the Commitments of each Extending Bank and of each Additional Commitment Bank shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Domestic Business Day, such Termination Date as so extended shall be the next preceding Domestic Business Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement. Notwithstanding anything herein to the contrary, the Commitment of each Non-Extending Bank shall remain in full force and effect until and shall terminate on the Existing Termination Date for such Non-Extending Bank, unless such Non-Extending Bank is replaced prior to the related Anniversary Date by an Additional Commitment Bank as provided in clause (d) above.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Bank unless:
(i)    no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
(ii)    the representations and warranties of the Borrower contained in this Agreement that are qualified by materiality are true and correct and the representations and warranties of the Borrower contained in the Agreement that are not qualified by materiality are true and correct in all material respects, in each case on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)    at the time of such extension no material adverse change has occurred since January 30, 2016 in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries considered as a whole; and
(iv)    the chief financial officer, treasurer or assistant treasurer of the Borrower shall have delivered to the Agent a certificate, dated the Anniversary Date with respect to such extension, as to the matters referred to in clauses (i) through (iii) above.
In addition, on the Termination Date of each Non-Extending Bank, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.07 or 2.12) to the extent necessary to keep outstanding Loans ratable with any revised pro rata allocation of the Commitments of the respective Banks effective as of such date.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 9.06 to the contrary.
Section 2.18    Defaulting Banks.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.05.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 9.04, but excluding any amounts received from the Borrower under Section 2.03(c)), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, however, notwithstanding the foregoing clauses first through sixth, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Bank shall be entitled to receive any facility fee pursuant to Section 2.07 for any period during which that Bank is a Defaulting Bank only to extent allocable to the outstanding principal amount of Loans funded by it (and the Borrower shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Bank).
(b)    Defaulting Bank Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in proportion to their respective Commitments, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
Section 2.19 Evidence of Debt. The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its obligations hereunder. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
ARTICLE 3.
CONDITIONS
Section 3.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):
(a)    receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);
(b)    receipt by the Agent for the account of each Bank requesting such, of a duly executed Note dated on or before the Effective Date;
(c)    receipt by the Agent of an opinion of David L. Donlin, Senior Director, Assistant General Counsel and Assistant Secretary for the Borrower, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(d)    receipt by the Agent of an opinion of McGuireWoods LLP, special counsel for the Agent, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(e)    receipt by the Agent of evidence satisfactory to it of (i) the payment of all principal of and interest on any loans outstanding under, and of all accrued fees under the Existing Five-Year Agreement, and (ii) the satisfaction of all obligations, termination of all commitments under, and cancellation or expiration of, the Existing Five-Year Agreement;
(f)    receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, if any, and any other matters relevant hereto, all in form and substance satisfactory to the Agent; and
(g)    receipt by the Agent of a certificate signed by the assistant treasurer of the Borrower certifying that since January 30, 2016 there shall not have occurred any material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
Without limiting the generality of the provisions of Section 7.05, for purposes of determining compliance with the conditions specified in this Section 3.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.
Promptly after the Effective Date the Agent shall deliver to the Borrower for cancellation the promissory note of each lender under the Existing Five-Year Agreement, or, in lieu thereof, a lost note affidavit from any such lender which does not return its promissory note to the Agent. The Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.
Section 3.02 Borrowings. The obligation of any Bank to honor any Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of Euro-Dollar Loans) is subject to the satisfaction of the following conditions:
(a)    receipt by the Agent of a Notice of Borrowing as required by Section 2.02;
(b)    the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;
(c)    the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
(d)    the fact that (i) the representations and warranties of the Borrower contained in this Agreement that are qualified by materiality are true and correct, and (ii) the representations and warranties of the Borrower contained in this Agreement that are not qualified by materiality are true and correct in all material respects, in each case on and as of the date of such Borrowing (except the representations and warranties set forth in Section 4.05).

Each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of Euro-Dollar Loans) submitted by Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in clauses (b), (c) and (d) of this Section have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
Section 4.01 Corporate Existence and Power; Investment Company Status. Each of the Borrower and each of its Significant Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business in each jurisdiction where, in light of the nature of the business transacted or the property owned by it, such qualification is necessary and the failure so to qualify might permanently impair title to property material to its operations or its right to enforce a material contract against others, or expose it to substantial liability in such jurisdiction. The Borrower is not nor is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 4.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, if any, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower in each case enforceable in accordance with their respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.
Section 4.04 Financial Information. The consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries as of January 30, 2016 and the related consolidated statements of results of operations, cash flows and shareholders’ investment for the fiscal year then ended, reported on by Ernst & Young, LLP and set forth in the Borrower’s Form 10-K for the fiscal year then ended, a copy of which has been delivered to each of the Banks, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

Section 4.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or any Note.
Section 4.06 Compliance with ERISA. The Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it, and each Plan is otherwise in compliance in all material respects with the applicable provisions of ERISA.
Section 4.07 Payment of Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended February 2, 2013. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which, to the best of the Borrower’s knowledge, are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for any such taxes which are being contested in good faith by appropriate proceedings and against which the Borrower in its judgment has set aside adequate reserves in accordance with generally accepted accounting principles.
Section 4.08 EEA Financial Institution. The Borrower is not an EEA Financial Institution.
Section 4.09 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Significant Subsidiaries, any director, officer, or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. Neither Borrower nor any of its Subsidiaries is located, organized or resident in a Designated Jurisdiction, except, in each case, as authorized by the applicable Sanctions authority or not prohibited by any Sanction.
Section 4.10 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 4.11 Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

ARTICLE 5.
COVENANTS
The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Loan or other amounts hereunder shall remain unpaid:
Section 5.01 Information. The Borrower will deliver to each of the Banks:
(a)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and shareholders’ investment for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young, LLP or other Registered Public Accounting Firm of recognized national standing selected by the Borrower (the “Auditor”) or other independent public accountants of nationally recognized standing;
(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case, as applicable, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;
(c)    within 15 days after the delivery of each set of financial statements referred to in clauses (a) and (b)) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07 to 5.08, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(d)    [Reserved];
(e)    within 15 days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)    within 15 days after the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(g)    within 15 days after the filing thereof copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;
(h)    written notice setting forth the facts and relevant information if and when the Borrower or any Subsidiary (i) fails to fulfill their obligations, if any, under the minimum funding standards of ERISA with respect to any Plan; (ii) engages in any material nonexempted "prohibited transaction" as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code; (iii) fails to comply with the Pension Funding Rules; (iv) terminates or permits the termination of any "employee pension benefit plan," as defined in Section 3 of ERISA and covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Internal Revenue Code; or (v) engages in a "withdrawal" or "partial withdrawal," as defined in Section 4203 or 4205 of ERISA from a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA;
(i)    promptly following, and in any event within ten days of any change in a Debt Rating by any Rating Agency, notice thereof; and
(j)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.
As to any information contained in materials furnished pursuant to Section 5.01(g), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above. Notwithstanding the foregoing, the Borrower shall remain obligated to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak and/or another similar electronic system (the “Platform”) pursuant to Section 9.01 and (b) none of the Banks will be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) no Borrower Materials are to be made available to Public Lenders, (x) all Borrower Materials shall be treated as private and may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; and (y) the Agent and the Arrangers shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 5.02 Maintenance of Property. The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole.
Section 5.03 Conduct of Business and Maintenance of Existence. Except as permitted by Section 5.05, the Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect its respective corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, neither the Borrower nor any Significant Subsidiary shall be required to preserve any such right, privilege or franchise if the Borrower shall determine in good faith (a) that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or any Significant Subsidiary or (b) the loss thereof will not be disadvantageous in any material respect to the Borrower.
Section 5.04 Compliance with Laws. Except where the failure to do so would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, the Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders where material to the assets or operations of the Borrower or any such Subsidiary, such compliance to include, without limitation, paying before the same become delinquent all taxes, fees, assessments and other governmental charges imposed upon it or upon its property except to the extent any such taxes, fees, assessments or other governmental charges are being contested in good faith by appropriate proceedings and adequate reserves in the judgment of the Borrower therefor have been established on the books of such Person in accordance with generally accepted accounting principles.
Section 5.05 Consolidations, Mergers and Sale of Assets. The Borrower will not (a) dissolve or liquidate, (b) merge with or into, or consolidate with, any other Person, (c) dissolve or liquidate any Subsidiary or permit the merger or consolidation of any Subsidiary into or with any other Person unless the Borrower shall determine in good faith (i) that any such transaction is in the best interests of the Borrower or (ii) such transaction will not be disadvantageous in any material respect to the Borrower, or (d) sell, convey or transfer all or substantially all of its property and assets to any other Person; provided, however, that (x) any Person may be merged with or into, or consolidated with, the Borrower if the Borrower is the surviving corporation, and (y) the Borrower may merge with or into, or consolidate with, another corporation or sell, convey or transfer its properties and assets substantially as an entity to any Person if the corporation formed by such consolidation or into which the Borrower is merged, or the Person which acquires by sale, conveyance or transfer the properties and assets of the Borrower substantially as an entity, shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume by a supplemental agreement hereto, executed and delivered to the Agent in form reasonably satisfactory to the Agent, the full and timely performance and observance of every covenant and agreement contained herein, including but not limited to the payment of the principal and interest provided herein, on the part of the Borrower to be performed or observed, in each case if immediately after giving effect to such merger, consolidation, sale, conveyance or transfer, no Default would occur and be continuing.
Section 5.06 Dividends. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any of the capital stock of the Borrower, if any such action would result in a breach of a covenant or agreement contained in, or default under, or constitute an event of default under, any other agreement then in effect between the Borrower and any Person relating to indebtedness for money borrowed.
Section 5.07 Negative Pledge. The Borrower will not permit, at the end of any fiscal quarter, the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, secured by Liens (other than (a) Liens on Accounts Receivable and (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently or within 120 days after the acquisition or completion of construction thereof) to exceed 20% of Consolidated Tangible Net Worth.
Section 5.08 Leverage Ratio. The Borrower will not, at the end of any fiscal quarter of the Borrower, permit the ratio of (a) Total Finance Liabilities to (b) Total Capitalization to be greater than or equal to 0.75 to 1.00.
Section 5.09 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used, directly or indirectly, by the Borrower for its general corporate purposes. None of such proceeds will be used in a manner which violates Regulation U.
Section 5.10 Sanctions. Borrower shall not directly or, to the knowledge of Borrower, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Arranger, Agent or otherwise) of Sanctions.
Section 5.11 Anti-Corruption Laws. Borrower shall not directly or, to the knowledge of Borrower, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
ARTICLE 6.
DEFAULTS
Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)    the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five Domestic Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;
(b)    the Borrower shall fail to observe or perform any covenant contained in Sections 5.05 through 5.09, inclusive;
(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;
(d)    any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    (i) the Borrower or any of its Subsidiaries shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal or interest of principal in respect of any Material Debt or (ii) any other breach or default (or other event or condition, other than (x) any offer of prepayment (mandatory or optional) or payment upon acceptance of the offer; (y) Borrower’s exercise of an optional right to prepay, redeem, purchase or defease or (z) a scheduled mandatory prepayment), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any Material Debt, if the effect of such breach or default (or such other event or conditions) is to cause such Material Debt to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;
(f)    the Borrower or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(g)    an involuntary case or other proceeding shall be commenced against the Borrower or any of its Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(h)    The Borrower or any Subsidiary shall (i) engage in any nonexempted "prohibited transaction," as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code, (ii) fail to comply with the Pension Funding Rules, (iii) terminate or permit the termination of any "employee pension benefit plan," as defined in Section 3 of ERISA, in a manner which shall result in the imposition of a Lien on the property of the Borrower or such Subsidiary pursuant to Section 4068 of ERISA or (iv) engage in a "withdrawal" or "partial withdrawal," as defined in Section 4203 or 4205 of ERISA, from a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, provided that no occurrence described in this Section 6.01(h) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences, plus the aggregate outstanding amount secured by all such Liens shall exceed $150,000,000 (or its equivalent in any other currency); or
(i)    a judgment or order for the payment of money in excess of $150,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be rendered against the Borrower or any of its Subsidiaries and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
then, and in every such event, the Agent shall, if requested by the Required Banks, (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Borrower declare the unpaid principal amount of all outstanding Loans (together with accrued interest thereon and all other fees pursuant to Section 2.07 or 2.12 owing or payable hereunder) to be, and the unpaid principal amount of all outstanding Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the unpaid principal amount of all outstanding Loans (together with accrued interest thereon and all other fees pursuant to Section 2.07 or 2.12 owing or payable hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 6.02 Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7.
THE AGENT, THE CO-DOCUMENTATION AGENTS
AND THE SYNDICATION AGENT
Section 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes, if any, as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
Section 7.02 Agent and Affiliates. Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of America and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder. The Banks acknowledge that, pursuant to such activities, Bank of America or its affiliates may receive information regarding the Borrower or its affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.
Section 7.03 Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein, and the Agent shall not be a trustee or fiduciary for any Bank; the term “Agent” is used solely as a matter of market custom to connote an administrative relationship among independent contracting parties. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
Section 7.04 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 7.05 Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks or all Banks, as the case may be, or (b) in the absence of its own gross negligence or willful misconduct and in no event shall any such Person be liable for special, consequential, punitive or indirect damages. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, the Notes, if any, or any other instrument or writing furnished in connection herewith. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be required to initiate or conduct any litigation or collection proceedings under this Agreement or the Notes, if any. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
Section 7.06 Indemnification. Each Bank shall, ratably in accordance with its Commitment (determined at the time such indemnification is sought), indemnify the Agent, its affiliates and their respective directors, officers, agent and employees (to the extent not reimbursed by the Borrower) from and against all Indemnified Liabilities, as defined in Section 9.03(b) (except such as result from such indemnitees’ gross negligence or willful misconduct; provided, however, that no action taken in accordance with directions of the Required Banks or, in the case of an action expressly requiring the consent of all of the Banks, with the directions of all of the Banks, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section), that such indemnitees may suffer or incur in connection with this Agreement or as a result of any action taken or omitted by such indemnitees hereunder. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share (determined at the time such reimbursement is sought) of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel, including the allocated costs of internal legal services) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the repayment of all Loans and the resignation of the Agent.
Section 7.07 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Co-Documentation Agent, the Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Co-Documentation Agent, the Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
Section 7.08 Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall thereafter be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
Section 7.09 Agent’s Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.
Section 7.10 Co-Documentation Agents and Syndication Agent. Nothing in this Agreement shall impose on any Co-Documentation Agent or Syndication Agent, in its capacity as such, any duties or obligations whatsoever, nor shall any Co-Documentation Agent or Syndication Agent, in its capacity as such be deemed to have any fiduciary relationship with any Bank.
Section 7.11 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 7.05 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.
ARTICLE 8.
CHANGE IN CIRCUMSTANCES
Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair. If in connection with any request for a Euro-Dollar Loan or a conversion to or continuation thereof, (a)  the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Euro-Dollar Loan, or (ii) adequate and reasonable means do not exist for determining the London Interbank Offered Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Agent or the Required Banks determine that for any reason the London Interbank Offered Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan does not adequately and fairly reflect the cost to such Banks of funding such Euro-Dollar Loan, the Agent will promptly so notify the Borrower and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Euro-Dollar Loans shall be suspended (to the extent of the affected Euro-Dollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the London Interbank Offered Rate component of the Base Rate, the utilization of the London Interbank Offered Rate component in determining the Base Rate shall be suspended, in each case until the Agent upon the instruction of the Required Banks revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Euro-Dollar Loans (to the extent of the affected Euro-Dollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Agent has made the determination described in clause (a) (i) of this section, the Agent, in consultation with the Borrower and the affected Banks, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Agent or the Required Banks notify the Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Banks of funding the Impacted Loans, or (3) any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Bank or its Euro-Dollar Lending Office to make, maintain or fund Loans the interest on which is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Bank to do any of the foregoing and provides the Agent and the Borrower written notice thereof.
Section 8.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall, subject to Section 2.01, borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.
Section 8.03 Increased Cost and Reduced Return; Reserves on Euro-Dollar Loans.
(a)    If on or after the date hereof in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i)    shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Note, if any, or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Applicable Lending Office is located) and except for any U.S. federal withholding taxes imposed under FATCA; or
(ii)    shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding the reserve requirement contemplated by clause (e) below), special deposit, or insurance assessment or shall impose on any Bank (or its Applicable Lending Office) or on London interbank market any other condition affecting its Euro-Dollar Loans, its Note, if any, or its obligation to make Euro-Dollar Loans;
and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting to, continuing or maintaining any Euro-Dollar Loan (or maintaining its obligation to many any such Loan), or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note, if any, with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.
(b)    If any Bank shall have determined that, after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law contemplated by the foregoing clauses (a) and (b) of this Section 8.03, regardless of the date enacted, adopted or issued.
(d)    Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
(e)    Reserves on Euro-Dollar Loans. The Borrower shall pay to each Bank, as long as such Bank shall be required by a Governmental Authority to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Euro-Dollar Loan equal to the actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Bank. If a Bank fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
Section 8.04 Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (a) the obligation of any Bank to make, maintain or convert to Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (b) any Bank has demanded compensation under Section 8.03 and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
(a)    all Loans which would otherwise be made, maintained or converted by such Bank as Euro-Dollar Loans, shall be made, maintained or converted instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and
(b)    after each of its Euro-Dollar Loans, has been repaid or converted, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

ARTICLE 9.
MISCELLANEOUS
Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, facsimile number (if any) set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and receipt of such facsimile is confirmed, either orally or in writing by return facsimile to the transmitting party at the facsimile number specified in this Section, by the party receiving such transmission, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.
Notwithstanding any other provision of this Section 9.01, in the case of any communication required by Section 5.01, in addition to the methods of delivery described above, any such communication may be delivered electronically by the posting of such financial statements, reports, officer’s certificates or other information to the Platform or, in the case of information required under Sections 5.01(a), (b), (f) and (g) only, such information (to the extent any such documents are included in material filed with the SEC), shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on its signature page hereto (the “Posting Website”) or (b) on which such documents are posted on the Borrower’s behalf on the Platform. Upon the initial establishment of the Platform, the Agent shall give notice to each Bank of the URL for the Posting Website in writing by mail or facsimile transmission as described above.
The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party, as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 9.02 No Waivers; Enforcement. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Notwithstanding anything to the contrary contained herein or in any other document, instrument or agreements evidencing, securing or relating to this Agreement (together with this Agreement, collectively, the “Loan Documents”), the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.02 for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Bank from exercising setoff rights in accordance with Section 9.04, or (c) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a bankruptcy or insolvency proceeding relative to the Borrower.
Section 9.03 Expenses; Documentary Taxes; Indemnification.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Notes, if any.
(b)    The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents, attorneys and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder (the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and further provided that no Indemnitee shall be indemnified for any U.S. federal withholding taxes imposed under FATCA. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through internet, Posting Website or other similarly available electronic media in connection with the electronic posting of financial statements, certificates, reports or other information to a Posting Website as provided for in Section 9.01 hereof unless such Indemnitee has engaged in gross negligence or willful misconduct.
(c)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
Section 9.04 Sharing of Set-Off. Each Bank agrees that if it shall, by exercising any right of set-off, recoupment, counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loans held by such other Bank, the Bank receiving such proportionately greater payment (the “Benefited Bank”) shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefited Bank or is repaid in whole or in part by such Benefited Bank in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest; further provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, in the event that any Defaulting Bank shall exercise any such right of setoff, recoupment, counterclaim or otherwise, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the obligations under this Agreement owing to such Defaulting Bank as to which it exercised such right of setoff, recoupment, counterclaim or otherwise.
Section 9.05 Amendments and Waivers. Any provision of this Agreement or the Notes, if any, may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall: (a) increase, decrease or extend the Commitment of any Bank (except for (i) a ratable decrease in the Commitments of all Banks, (ii) any increase in Commitments made pursuant to, and in compliance with, Sections 2.16 and 2.17, as applicable, and (iii) any extension made pursuant to, and in compliance with, Section 2.17) or subject any Bank to any additional obligation, without the written consent of such Bank; (b) reduce the principal of or rate of interest on any Loan or any fees or margins hereunder (subject to the second proviso to this Section 9.05), without the written consent of each Bank directly affected thereby (provided, however, that only the consent of the Required Banks shall be necessary (i) to amend the rate payable as default interest hereunder or to waive any obligation of the Borrower to pay interest at such default rate, or (ii) to amend Section 5.07 or 5.08 (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder); (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the Termination Date (except pursuant to, and in compliance with Section 2.17 hereof), without the written consent of each Bank directly affected thereby; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, without the written consent of each Bank; (e) consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement, without the written consent of each Bank; or (f) amend, modify or waive Section 9.04 or this Section 9.05 without the written consent of each Bank; provided further, however, that any fee letter relating hereto may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.
Section 9.06 Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of subsection (c) and (d) of this Section, (ii) by way of participation in accordance with the provisions of subsection (b) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) or (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Bank may at any time grant to one or more banks, Approved Funds or other institutions (other than a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b) or (c) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participating interest shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participating interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Bank may at any time assign to one or more banks, Approved Funds or other institutions (other a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank) (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and its Notes, if any, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto (an “Assignment and Assumption Agreement”) executed by such Assignee and such transferor Bank, with and subject to the subscribed consents of the Agent and (so long as an Event of Default has not occurred and is continuing) the Borrower, which consents shall not be unreasonably withheld or delayed; provided that no interest may be assigned by a Bank pursuant to this subsection (c) in an amount less than $15,000,000 unless (A) such lesser amount constitutes all of such assigning Bank’s Commitment, or (B) the Agent and (so long as an Event of Default has not occurred and is continuing) the Borrower, in its sole discretion, otherwise consent to a lesser amount. Notwithstanding the foregoing, if an Assignee is an affiliate of a Bank or a Bank, (x) the subscribed consents of the Borrower and the Agent shall not be required and (y) the limitations set forth above shall not be applicable. In all cases, any assignment to any Approved Fund requires the consent of the Borrower, which shall not be unreasonably withheld or delayed. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) and no further consent or action by any party shall be required, but the transferor Bank shall continue to be entitled to the benefits of Article 8 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. Except as otherwise provided herein, in connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500, unless waived by the Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.14.
The Agent, acting solely for this purpose as an Agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s principal office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register as to the identity of the Banks and their respective Commitments shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to this Agreement is pending, any Bank wishing to consult with other Banks in connection therewith may request and receive from the Agent a copy of the Register.

(d)    In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in proportion to its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
(e)    Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note, if any, to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
(f)    No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
(g)    Notwithstanding anything to the contrary contained herein, any Bank that is an Approved Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for the holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of Section 9.06(c), (i) no such pledge shall release the pledging Bank from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under this Agreement, including but not limited to rights to approve amendments, waivers or other modifications of any provision of this Agreement, even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(h)    The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(i)    No such assignment shall be made (A) to the Borrower or any of the Borrower’s affiliates or Subsidiaries, (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
Section 9.07 Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section 9.08 Replacement of Banks. (a) If any Bank requests compensation under Section 8.03, or if the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, or if any Bank is a Defaulting Bank, or if any Bank is a Non-Extending Bank for any extension of the Termination Date, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate without unreasonable delay, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Agent the assignment fee specified in Section 9.06(c) (except as otherwise provided herein); provided that any Defaulting Bank shall pay to the Agent the assignment fee specified in Section 9.06(c);
(ii)    such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation by a Bank under Section 8.03, such assignment will result in a reduction in such compensation or payments that would otherwise result thereafter; and
(iv)    such assignment does not conflict with applicable laws.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(b)    In the event any Bank fails to approve any amendment, waiver or consent requested by the Borrower pursuant to Section 9.05 that has received the written approval of not less than the Required Banks but also requires the approval of such Bank (any such Bank, a “Restricted Bank”), so long as no Default or Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment (in an amount not less than the entire amount of such Restricted Bank’s Commitment) from one or more Banks or Assignees to become a Bank for all purposes hereunder (such Bank or Banks referred to as the “Replacement Bank”), the Borrower may cause such Restricted Bank to be replaced by, and to assign all its rights and obligations under this Agreement (including its Commitment and its outstanding Loans) pursuant to Section 9.06 to, such Replacement Bank. Such Restricted Bank agrees to execute and to deliver to the Agent one or more Assignment and Assumption Agreements with such Replacement Bank as provided in Section 9.06 upon payment at par of all principal, accrued interest, accrued fees and other amounts accrued or owing under this Agreement to such Restricted Bank, and such Replacement Bank shall pay to the Agent the assignment fee specified in Section 9.06(c) in connection with such assignment. The Restricted Bank making such assignment will be entitled to compensation for any expenses or other amounts which would be owing to such Restricted Bank pursuant to any indemnification provision hereof (including, if applicable, Section 2.12) as if the Borrower had prepaid the Loans of such Bank (and terminated its Commitment, if applicable) rather than such Restricted Bank having assigned its interest hereunder.
(c)    In each case of clause (a) and (b) above, the Agent shall distribute an amended schedule of Commitments, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Banks and adjustments of their respective Commitments and/or shares thereof resulting from any such replacement.
(d)    This section shall supersede any provision in Section 9.05 to the contrary.
Section 9.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.10 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 9.11 Confidentiality. Each Bank agrees to exercise all reasonable efforts to keep any Information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such Information (a) to any of its affiliates or any other Bank or affiliate thereof, (b) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such Information in accordance with customary banking practices and who receive such Information having been made aware of the restrictions set forth in this Section, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank or its affiliates, (e) as required by any applicable law, rule or regulation, (f) to any other Person if reasonably necessary to the administration of the credit facility provided herein, (g) which has been publicly disclosed, (h) to the extent reasonably required in connection with any litigation to which the Agent, any Bank, the Borrower or their respective affiliates may be a party, (i) to the extent reasonably required in connection with the exercise of any remedy hereunder, (j) to such Bank’s legal counsel and independent auditors, (k) with the prior written consent of the Borrower, and (l) to any actual or proposed Participant or Assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary thereof or any of their respective business, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 9.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its affiliates, on the one hand, and the Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its affiliates, or any other Person and (B) neither the Agent nor any Arranger has any obligation to the Borrower or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and neither the Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or any of its affiliates.
Section 9.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
Section 9.14 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 9.15 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Five-Year Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WITNESSES:	TARGET CORPORATION

/s/ Lori K. Vogl	By: /s/ Sara Ross
Name: Sara J. Ross
/s/ Kristine Boedigheimer	Title: Vice President Assistant Treasurer

33 South Sixth Street, CC-1025
Minneapolis, Minnesota 55402
Attention: Assistant Treasurer
Posting Website: www.target.com

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as
Administrative Agent
By: /s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

Bank of America, N.A.
Agency Management
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
Telephone:     646-556-0328
Facsimile:     212-901-7842

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

SYNDICATION AGENT:

CITIBANK, N.A, as Syndication Agent
By: /s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

CO-DOCUMENTATION AGENTS:

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent

By: /s/ Lauren Baker
Name: Lauren Baker
Title: Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Co-Documentation
Agent

By: /s/ Ekta Patel
Name: Ekta Patel
Title: Director

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

By: /s/ Mila Yakovlev
Name: Mila Yakovlev
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

BANKS:

$220,000,000.00	BANK OF AMERICA, N.A.

By: /s/ Casey Cosgrove
Name: Casey Cosgrove
Title: Director

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$220,000,000.00	CITIBANK, N.A.

By: /s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$220,000,000.00	JPMORGAN CHASE BANK, N.A.

By: /s/ Lauren Baker
Name: Lauren Baker
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$220,000,000.00	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mila Yakovlev
Name: Mila Yakovlev
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$220,000,000.00	WELLS FARGO BANK, NATIONAL
ASSOCIATION

By: /s/ Ekta Patel
Name: Ekta Patel
Title: Director

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	BARCLAYS BANK PLC

By: /s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Assistant Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	DEUSTCHE BANK AG NEW YORK
BRANCH

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	GOLDMAN SACHS BANK USA

By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	HSBC BANK USA, NATIONAL
ASSOCIATION

By: /s/ Alan Vitulich
Name: Alan Vitulich
Title: Director

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	MIZUHO BANK, LTD.

By: /s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	ROYAL BANK OF CANADA

By: /s/ Simone G. Vinocour McKeever
Name: Simone G. Vinocour McKeever
Title: Authorized Signatory

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	THE TORONTO-DOMINION BANK,
NEW YORK BRANCH

By: /s/ Savo Bozic
Name: Savo Bozic
Title: Authorized Signatory

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$135,000,000.00	THE BANK OF TOKYO-MITSUBISHI
UFJ, LTD.

By: /s/ Charles W. Shaw
Name: Charles W. Shaw
Title: Authorized Signatory

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$110,000,000.00	FIFTH THIRD BANK

By: /s/ Gary Losey
Name: Gary Losey
Title: VP - Corporate Banking

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$110,000,000.00	SUMITOMO MITSUI BANKING
CORPORATION

By: /s/ David Kee
Name: David Kee
Title: Managing Director

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$75,000,000.00	STATE STREET BANK AND TRUST
COMPANY

By: /s/ Andrei Bourdine
Name: Andrei Bourdine
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

$25,000,000.00	FIRST HAWAIIAN BANK

By: /s/ Derek Chang
Name: Derek Chang
Title: Vice President

TARGET CORPORATION
Five-Year Credit Agreement
Signature Page

EXHIBIT A

FORM OF NOTE

[__________, __________]
_______ __, 2016

For value received, Target Corporation, a Minnesota corporation (the “Borrower”), promises to pay to the order of ________________ or registered assigns (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below in accordance with the provisions of the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is repaid in full, at such interest rates and at such times as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., 222 Broadway, 14th Floor, Mail Code: NY3-222-14-0, New York, New York 10038. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This note is one of the Notes referred to in the Five-Year Credit Agreement dated as of October 5, 2016 among the Borrower, the Banks party thereto, the Co-Documentation Agents and Syndication Agent listed therein and Bank of America, N.A., as Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.
IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

TARGET CORPORATION

By:
Name: Sara J. Ross
Title: Vice President Assistant Treasurer

A-1

Note (Cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Type of Loan	Amount of Principal Repaid	Termination Date	Notation Made By

A-2

EXHIBIT B

FORM OF COMMITMENT INCREASE AGREEMENT

Date: ___________________

Bank of America, N.A., as Agent
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
Attention:	Agency Management
Telephone:	646-556-0328
Facimile:	212-901-7842

Target Corporation
33 South Sixth Street, CC-1025
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We refer to the Five-Year Credit Agreement dated as of October 5, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Target Corporation, a Minnesota corporation (the “Borrower”), the Banks referred to therein, the Co-Documentation Agents and Syndication Agent referred to therein and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.
This Commitment Increase Agreement is made and delivered pursuant to Section 2.16 of the Credit Agreement.
Subject to the terms and conditions of Section 2.16 of the Credit Agreement, _______________________________ (“Increasing Bank”) will increase its Commitment to an amount equal to $___________, on the Increased Commitment Date applicable to it. The Increasing Bank hereby confirms and agrees that with effect on and after such Increased Commitment Date, the Commitment of the Increasing Bank shall be increased to the amount set forth above, and the Increasing Bank shall have all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement with a Commitment in the amount set forth above.
Effective on the Increased Commitment Date applicable to it, the Increasing Bank (i) accepts and assumes from the assigning Banks, without recourse, such assignment of Loans as shall be necessary to effectuate the adjustments in the pro rata shares of Banks contemplated by Section 2.16 of the Credit Agreement, and (ii) agrees to fund on such Increased Commitment Date such assumed amounts of Loans to Agent for the account of the assigning Banks in

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accordance with the provisions of the Credit Agreement, in the amount notified to Increasing Bank by Agent.
THIS COMMITMENT INCREASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.
IN WITNESS WHEREOF, Increasing Bank has caused this Commitment Increase Agreement to be duly executed and delivered in _____________, ______________, by its proper and duly authorized officer as of the day and year first above written.

[INCREASING BANK]

By:
Name:
Title:

CONSENTED TO as of __________________, 20____:

TARGET CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF ADDED BANK AGREEMENT

Date: ___________________

Bank of America, N.A., as Agent
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
Attention:	Agency Management
Telephone:	646-556-0328
Facimile:	212-901-7842

Target Corporation
33 South Sixth Street, CC-1025
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We refer to the Five-Year Credit Agreement dated as of October 5, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Target Corporation, a Minnesota corporation (the “Borrower”), the Banks referred to therein, the Co-Documentation Agents and Syndication Agent referred to therein and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.
This Added Bank Agreement is made and delivered pursuant to Section 2.16 of the Credit Agreement.
Subject to the terms and conditions of Section 2.16 of the Credit Agreement, _________________________ (the “Added Bank”) will become a party to the Credit Agreement as a Bank, with a Commitment equal to $___________, on the Increased Commitment Date applicable to it. The Added Bank hereby confirms and agrees that with effect on and after such Increased Commitment Date, the Added Bank shall be and become a party to the Credit Agreement as a Bank and have all of the rights and be obligated to perform all of the obligations of a Bank thereunder with a Commitment in the amount set forth above.
Effective on the Increased Commitment Date applicable to it, the Added Bank (i) accepts and assumes from the assigning Banks, without recourse, such assignment of Loans as shall be necessary to effectuate the adjustments in the pro rata shares of the Banks contemplated by Section 2.16 of the Credit Agreement, and (ii) agrees to fund on such Increased Commitment Date such assumed amounts of Loans to Agent for the account of the assigning Banks in accordance with the provisions of the Credit Agreement, in the amount notified to the Added Bank by the Agent.

The following administrative details apply to the Added Bank:

(A)	Lending Office(s):

Bank name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

Bank name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Notice Address:

Bank name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(C)	Payment Instructions

Account No.:
At:

Reference:
Attention:

THIS ADDED BANK AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

IN WITNESS WHEREOF, the Added Bank has caused this Added Bank Agreement to be duly executed and delivered in _____________, ______________, by its proper and duly authorized officer as of the day and year first above written.

[ADDED BANK]

By:
Name:
Title:

CONSENTED TO as of __________________, 20____:

TARGET CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT D

FORM OF OPINION OF
COUNSEL FOR THE BORROWER

October 5, 2016

To the Banks and the Agent
Referred to Below
c/o Bank of America, N.A., as Agent
100 N. Tryon Street
Charlotte, North Carolina 28255-0001
Target Corporation
Dear Ladies and Gentlemen:

I am Senior Director, Assistant General Counsel and Assistant Secretary of Target Corporation (the “Borrower”), and I have acted as counsel to the Borrower in connection with the Five-Year Credit Agreement (the “Credit Agreement”) dated as of October 5, 2016 among the Borrower, the banks listed on the signature pages thereof (the “Banks”), the Co-Documentation Agents (the “Co-Documentation Agents”) and Syndication Agent (the “Syndication Agent”) listed therein and Bank of America, N.A., as Agent (in such capacity, the “Agent”). As such counsel, I, or the attorneys over whom I exercise supervision, have examined (i) the Amended and Restated Articles of Incorporation of the Borrower, as amended to date; (ii) the By-laws of the Borrower, as amended to date; and (iii) the corporate proceedings of the Borrower relating to the Credit Agreement. I, or the attorneys over whom I exercise supervision, have also examined certificates of public officials and have made such other examinations as we have deemed necessary to enable me to give the opinions herein expressed.
In our examination, I, and the attorneys over whom I exercise supervision, have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to, and authenticity of the originals of, all documents submitted to us as certified, photostatic or conformed documents. In such examination we have relied on certificates of public officials as to the incorporation, good standing and valid existence of the Borrower, and, as to matters of fact, upon inquiry of officers of the Borrower and the representations and warranties of the Borrower contained in the Credit Agreement.
All terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Upon the basis of the foregoing, I am of the opinion that:
1.    The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where, in light of the nature of

D-1

the business transacted or the property owned by it, such qualification is necessary and the failure so to qualify might permanently impair title to property material to its operations or its right to enforce a material contract against others, or expose it to substantial liability in such jurisdiction.
2.    The Credit Agreement and the Notes have been duly executed and delivered by Borrower to the Agent. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
3.    There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of the Credit Agreement or the Notes.
I am a member of the bar of the State of Minnesota and the foregoing opinions are limited to the Applicable Laws of the State of Minnesota. As used in this opinion. “Applicable Laws” shall mean those laws, rules and regulations of the State of Minnesota which in my experience, without having made any special investigation as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Credit Agreement and the Notes, provided, that the term “Applicable Laws” shall not include securities or blue sky laws, fraudulent conveyance, fraudulent transfer or voidable transaction laws, antifraud laws or commodities laws or, in each case, any rules or regulations thereunder.
This opinion letter is delivered solely to the Banks, the Co-Documentation Agents, the Syndication Agent and the Agent, and may not be relied upon by any other Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees), McGuireWoods LLP (who may rely upon this opinion as to matters of Minnesota law as if this opinion were addressed to such firm) and any Person who shall acquire a participation interest of any Bank (collectively, the “Reliance Parties”). This opinion letter may be relied upon only in connection with matters related to the Credit Agreement and then only as if it were delivered to the Reliance Party on the date hereof. My opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purposes whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party), except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.
Very truly yours,

D-2

EXHIBIT E

FORM OF OPINION OF
MCGUIREWOODS LLP, SPECIAL COUNSEL FOR THE AGENT

October 5, 2016
Each of the Bank Parties
referenced below
Target Corporation
Ladies and Gentlemen:
We have acted as special New York counsel to Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), in connection with the transactions (collectively, the “Transactions”) to be consummated on the date hereof pursuant to the Five-Year Credit Agreement dated as of October 5, 2016 (the “Credit Agreement”), among Target Corporation, a Minnesota corporation (the “Borrower”), the various financial institutions signatory thereto as “Banks” as of the date hereof (collectively, the “Banks”), the various financial institutions signatory thereto as “Co-Documentation Agents” as of the date hereof (in such capacity, collectively, the “Co-Documentation Agents”), and the financial institution signatory thereto as “Syndication Agent” as of the date hereof (in such capacity, the “Syndication Agent”; and together with the Banks, the Co-Documentation Agents and the Administrative Agent, collectively, the “Lender Parties” and each, individually, a “Lender Party”). This opinion letter is furnished to you pursuant to Section 3.01(d) of the Credit Agreement. Unless otherwise defined herein, terms used herein have the meanings provided for in the Credit Agreement.
Documents Reviewed
In connection with this opinion letter, we have examined the Credit Agreement and the Notes executed and delivered by the Borrower to certain of the Banks on the date hereof (collectively, the “Subject Documents” and each, individually, a “Subject Document”). In addition, we have examined and relied upon originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.
Assumptions Underlying Our Opinion
For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following.
(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Borrower or authorized representatives thereof, (ii) representations of the Borrower set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.
(b)    Signatures. The signatures of individuals signing the Subject Documents are genuine and authorized.
(c)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.
(d)    Organizational Status, Power and Authority and Legal Capacity of Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder. All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.
(e)    Authorization, Execution and Delivery of Subject Documents by Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties.
(f)    Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Borrower.
(g)    Noncontravention. Neither the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.
(h)    Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto and to the consummation by such parties of the Transactions have been obtained or made.
(i)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Transactions. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinion
Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that each Subject Document constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
Matters Excluded from Our Opinion
We express no opinion with respect to the following matters:
(a)    Indemnification and Change of Control. The enforceability of any agreement of the Borrower in a Subject Document relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Borrower, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.
(b)    Jurisdiction, Venue, etc. The enforceability of any agreement of the Borrower in a Subject Document to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Borrower regarding the choice of law governing a Subject Document (other than the enforceability in a court of the State of New York of any such agreement that the laws of the State of New York shall govern a Subject Document).
(c)    Certain Laws. The following federal and state laws, and regulations promulgated thereunder, and the effect of such laws and regulations on the opinion expressed herein: securities (including the Investment Company Act of 1940, as amended, and Blue Sky laws), antifraud, derivatives or commodities law; banking laws; the USA PATRIOT Act of 2001 and other anti-terrorism laws; laws governing embargoed persons; anti-money laundering laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; environmental laws; tax laws; health and occupational safety laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other antitrust and unfair competition laws; the Assignment of Claims Act of 1940, as amended; and laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance and utilities) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials).
(d)    Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.
(e)    Trust Relationship. The creation of any trust relationship by the Borrower on behalf of any Lender Party.

(f)    Certain Agreements of Borrower Parties. The enforceability of any agreement of the Borrower in a Subject Document providing:
(i)    for specific performance of the Borrower’s obligations;
(ii)    for the right of any purchaser of a participation interest from any Lender to set off or apply any deposit, property or indebtedness with respect to any such participation interest;
(iii)    for establishment of a contractual rate of interest payable after judgment;
(iv)    for adjustments of payments among Lenders or rights of set off;
(v)    for the granting of any power of attorney;
(vi)    for survival of liabilities and obligations of any party under any of the Subject Documents arising after the effective date of termination of the Credit Agreement;
(vii)    for obligations to make an agreement in the future;
(viii)    that any act done in contravention thereof is void or voidable;
(ix)    for the survival of any claim beyond any applicable statute of limitation;
(x)    for the confession of or consent to any judgment; or
(xi)    for the severability of provisions in any Subject Document.
(g)    Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.
Qualifications and Limitations Applicable to Our Opinion
The opinion set forth above is subject to the following qualifications and limitations:
(a)    Applicable Law. Our opinion is limited to the laws of the State of New York and applicable federal laws of the United States of America, and we do not express any opinion concerning any other law.

(b)    Bankruptcy. Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.
(c)    Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non‑credit reasons or might decline to order a debtor to perform covenants in a Subject Document.
(d)    Unenforceability of Certain Provisions. Certain of the provisions contained in the Subject Documents may be unenforceable or ineffective, in whole or in part. Such provisions include, without limitation, those which: require waivers or amendments to be made only in writing; authorize self-help or authorize any of the Lender Parties to act on behalf of, or exercise the rights of, the Borrower; violate applicable public policy; waive or do not require notice in connection with the exercise of remedies; authorize a standard for decision other than commercial reasonableness; purport to validate otherwise invalid provisions of other documents incorporated or referred to in any Subject Document; or subrogate any of the Lender Parties or any other party to the rights of others. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole, and each of the Subject Documents contains, in our opinion, adequate remedial provisions for the ultimate practical realization of the principal benefits purported to be afforded by such Subject Document, subject to the other qualifications contained in this opinion letter. We note, however, that the unenforceability of such provisions may result in delays in enforcement of the rights and remedies of the Lender Parties under the Subject Documents, and we express no opinion as to the economic consequences, if any, of such delays.
(e)    Choice of New York Law and Forum. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon New York General Obligations Law Sections 5-1401 and 5-1402 and Rule 327(b) of the New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.
(f)    Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of the Borrower thereunder will not be affected by the action or failure to act on the part of any Lender Party or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the Lender Parties and the Borrower.

(g)    Incorporated Documents. The foregoing opinion does not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents, and we express no opinion as to (i) such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Subject Documents), (ii) the interplay between the Subject Documents and any such other documents and instruments, or (iii) any schedule, exhibit, appendix or like supplemental document referred to as attached to any Subject Document if so attached or in any manner altered after our review of such document.
(h)    Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Subject Documents, and we render no opinion with regard to the accuracy, validity or enforceability of any of them.
Miscellaneous
The foregoing opinion is being furnished only to the Lender Parties and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon by any other person or for any other purpose without our prior written consent. At your request, we hereby consent to (a) reliance hereon by any future assignee of any Bank’s interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.06(c) of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time; and (b) the furnishing of this opinion letter to (but not reliance upon this opinion letter by) any regulatory agency to which any Lender Party (or any successor or assignee permitted by the Credit Agreement) is subject, in accordance with any auditing or oversight function or other request of such regulatory agency, or as otherwise required by applicable law.
The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.
Very truly yours,

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the “Assignor”), [and] [ASSIGNEE] (the “Assignee”), [and TARGET CORPORATION (the “Borrower”)].
WITNESSETH
WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Five-Year Credit Agreement dated as of October 5, 2016 among the Borrower, the Assignor and the other Banks party thereto, as Banks, the Co-Documentation Agents and Syndication Agent listed therein, and Bank of America, N.A., as Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower for an aggregate principal amount at any time outstanding not to exceed $___________;
WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;
WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee without recourse, representation or warranty of any kind except as expressly stated below all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor[, and] the Assignee[ and the Borrower], [consent to and] acknowledgment hereof by the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (a) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (b) the Commitment of the

Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof with respect to the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
[SECTION 4. Consent of the Agent [and the Borrower]. This Agreement is conditioned upon the consent of the Agent [and the Borrower] pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Agent [and the Borrower] is evidence of this consent. [Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]]
SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.
SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
_________________________

*Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By
Name:
Title:

[ASSIGNEE]

By
Name:
Title:

[TARGET CORPORATION

By
Name:
Title: ]

[Consented to and] Acknowledged by:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXHIBIT G
FORM OF NOTICE OF BORROWING

Date: [___________, _____]

To:	Bank of America, N.A., as Agent
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
	Attention:	Agency Management
	Telephone:	646-556-0328
	Facimile:	212-901-7842

Reference is hereby made to the Five-Year Credit Agreement dated as of October 5, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Target Corporation, a Minnesota corporation (the “Borrower”), the Banks referred to therein, the Co-Documentation Agents and Syndication Agent referred to therein and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.
The Borrower through its authorized representative hereby gives notice to the Agent that Loans of the Type and amount set forth below be made on the date indicated (select one):

☐ A Borrowing of Loans	☐ A conversion of Base Rate Loan to Euro-
Dollar Loan

☐ A conversion of Euro-Dollar Loan to Base Rate Loan

☐ A continuation of Euro-Dollar Loan

Type of Loan being borrowed, converted into or continued (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Loan(3)
Base Rate Loan
Euro-Dollar Loan

_______________________

(1)	For any Euro-Dollar Loan, one, two, three or six months.

(2)	Must be $25,000,000 or if greater an integral multiple of $5,000,000.

(3)	At least three (3) Euro-Dollar Business Days later if a Euro-Dollar Loan.

The Borrower hereby requests that the proceeds of Loans described in this Notice of Borrowing be made available to the Borrower as follows: [insert transmittal instructions] .

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The undersigned hereby certifies that all conditions contained in the Credit Agreement to the making of any Loan requested hereby, including those conditions required under Section 3.02, have been met or satisfied in full.

TARGET CORPORATION

By:
Name:
Title:

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EXHIBIT H

FORM OF NOTICE OF LOAN PREPAYMENT

Date: [___________, _____]

To:	Bank of America, N.A., as Agent
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
	Attention:	Agency Management
	Telephone:	646-556-0328
	Facimile:	212-901-7842

Reference is hereby made to the Five-Year Credit Agreement dated as of October 5, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Target Corporation, a Minnesota corporation (the “Borrower”), the Banks referred to therein, the Co-Documentation Agents and Syndication Agent referred to therein and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.
The undersigned Borrower hereby notifies the Agent that on __________, 20__1 pursuant to the terms of Section 2.10 (Optional Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following loans, as applicable, as more specifically set forth below:

☐ Optional prepayment of Loans in the following amount(s):

☐ Euro-dollar Loans: $            2

Applicable Interest Period:
☐ Base Rate Loans: $             3

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

TARGET CORPORATION

By:
Name:
Title:

[1]	Specify date of such prepayment.

[2]	Any prepayment shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

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